THE REGISTRANT HAS APPLIED FOR CONFIDENTIAL TREATMENT OF CERTAIN TERMS IN THIS EXHIBIT WITH THE SECURITIES AND EXCHANGE COMMISSION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE MARKED WITH AN ASTERISK [*] AND HAVE BEEN OMITTED. THE OMITTED PORTIONS OF THIS EXHIBIT WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

THIS REINSURANCE AGREEMENT

is made between

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

A New York Corporation

(hereinafter referred to as “the Company”)

and

SWISS RE LIFE & HEALTH AMERICA INC.

of Stamford, Connecticut (now domiciled in Hartford, Connecticut)

(hereinafter referred to as “the Reinsurer”)

Effective Date of Agreement: January 19, 2005

This Agreement may be referred to as Agreement No: SW94C05

TABLE OF CONTENTS
ARTICLE I	1

BUSINESS REINSURED	1
Policies, Benefits, and Riders under Plans listed in Exhibit A	1
Currency	1
Underwriting Forms And Evidence	1

ARTICLE II	2

REQUIREMENTS FOR REINSURANCE COVERAGE	2
Automatic Coverage	2
Facultative Coverage	2

ARTICLE III	3

REINSURANCE CESSIONS	3
Automatic Cessions	3
Facultative Cessions	3
Data Notification	3

ARTICLE IV	4

STATEMENT OF ACCOUNT	4
Premium and Claims Accounting	4
Nan-Payment of Premiums	4
Unearned Premium	5

ARTICLE V	5

CHANGES TO BUSINESS REINSURED	6
Policy Changes	6
Plan Changes	6
Increase in Amount and Re-underwriting	6
Reductions	7
Special Changes	7
Lapses	7
Reinstatements	7

ARTICLE VI	8

RETENTION LIMIT CHANGES AND RECAPTURE	8
Retention Limit Changes	8
Recapture	8

ARTICLE VII	9

LIABILITY	9
Automatic Reinsurance	9
Facultative Reinsurance	9
Duration	9

ARTICLE VIII	10

CLAIMS	10
Claims Decision	10
Initial Notice of Claim	10
Claim Proofs	10
Ceded Claim Settlements	11
Claims Practices	11
Contested Claims	12
Ceded Benefits Payable	12
Misstatement of Age or Sex	12
Expenses	12
Extra Contractual Damages	13

ARTICLE IX	14

DISPUTE RESOLUTION	14
Arbitration	14

ARTICLE X	16

INSOLVENCY	16
Insolvency	16

ARTICLE XI	18

TAXES & EXPENSES	18
DAC Tax	18
The Reinsurer’s Taxes and Expenses	18

ARTICLE XII	19

GENERAL PROVISIONS	19
Alterations to Agreement.	19
Parties to Agreement	19
Oversights	19
Assignments	19
Entire Agreement	19
Good Faith	20
Inspection of Records	20
Offset	21
Duration of Agreement	21
Severability	21
Benefit	21
Confidentiality	22
Construction; Governing Law	22
Lead Reinsurer of Underwriting	22
Credit for Reinsurance	23
Non-Waiver	23
Survival	23

EXHIBIT A	25

PLANS, RIDERS, AND BENEFITS REINSURED	25

EXHIBIT A-I	26

THE COMPANY’S UNDERWRITING FORMS, AND EVIDENCE	26

EXHIBIT A-II	27

POOL PARTICIPANTS	27

EXHIBIT B	28

GENERAL PROVISIONS	28

EXHIBIT C	31

YRT PREMIUM RATES:	31
INSTRUCTIONS FOR ADMINISTRATION	31

EXHIBIT D	32

RETENTION LIMIT AND AUTOMATIC PARAMETERS	32

EXHIBIT E	33

REINSURANCE REPORTS	33

EXHIBIT F	35

LEAD REINSURER OF UNDERWRITING	35

ARTICLE I

Business Reinsured

Reinsurance under this Agreement shall be an automatic and a facultative basis.

Policies, Benefits, and Riders under Plans listed in Exhibit A

This Agreement applies to the mortality risk for Guaranteed Issue and Simplified Underwriting for all Corporate Owned Life Insurance (COLI) and Bank Owned Life Insurance (BOLI) Plans, Benefits and Riders listed in Exhibit A and issued by the Company on or after the Effective Date of the Agreement. These plans are reinsured under the General Provisions outlined in Exhibit B and Premium Rates outlined in Exhibit C and are also subject to terms and conditions described elsewhere in this Agreement. Excluded from this Agreement are: Group Term Carve Out and professional athletes and entertainers.

This Agreement is applicable only to reinsurance of policies directly written by the Company in states where the Company is licensed. Any policies acquired by the Company through merger of another company, reinsurance, or purchase of another company’s policies are not included under the terms of this Agreement. However, reinsurance of such policies may be arranged by written agreement between the Company and the Reinsurer.

The amount retained by the Company includes its retention under any in force policies without the benefit of other reinsurance, except that such retention may include amounts retained by an affiliate of the Company if (1) ceded to the affiliate for capital management purposes and (2) the affiliate is contractually required to retain such amounts without the benefit of reinsurance. The Company will continue to provide all underwriting claim management and administration services with respect to the policies in accordance with the terms of the Agreement.

This Agreement does not cover the following unless specified elsewhere:

a)	Non-contractual conversions or group conversions; or

b)

Policies issued under a program where full current evidence of insurability consistent with the amount of insurance is not obtained, or where conventional selection criteria are not applied in underwriting the risk; or

c)	Any conversion of a previously issued policy that had been reinsured with another reinsurer.

Currency

All cessions under this Agreement shall be affected in the currency specified in Exhibit B. Reinsurance premiums and liabilities shall be expressed and payable in that currency.

Underwriting Forms and Evidence

The Company shall provide full disclosure of all material facts or changes in practice regarding the policies and benefits covered by this Agreement.

Any proposed material change shall be submitted to the Reinsurer in writing for approval prior to implementation. If the Reinsurer does not respond within thirty (30) days, it shall be presumed that the Reinsurer is agreeable to such modification or change.

The Company’s Underwriting Forms and Evidence, which are available to the Reinsurer, are listed in Exhibit A-I.

ARTICLE II

Requirements for Reinsurance Coverage

Automatic Coverage

The Company shall cede to the Reinsurer the life insurance policies, supplementary benefits and riders listed in Exhibit A. The Reinsurer shall automatically accept these policies, supplementary benefits and riders as described in the exhibits of this Agreement, provided that:

(a)

the Company keeps its full retention in accordance with the limits as set out in Exhibit D, or otherwise holds its full retention on a life under previously issued inforce policies, provided the Company has complied with the Underwriting Forms and Evidence specified in Exhibit A-l that would have applied if the new policy had fallen completely within the Company’s retention.; and

(b)	the Company underwrites cases in accordance to its Simplified and Guaranteed Issue Underwriting Guidelines; and

(c)

the Location Limit is defined as the maximum amount issued across all COLI/ BOLI groups, ceded to the Reinsurer by the Company in any one or more buildings or structures within a one mile radius that serve as the place of employment for lives covered under a policy at the time of policy issue; and

(d)

the application is on a life, which has not knowingly been submitted facultatively by the Company, to the Reinsurer or any other reinsurer within the last three years, unless the reason for submitting the case facultatively no longer applies; and

(e)

The total of the new ultimate face amount of reinsurance required, including any contractual increases and the amount already reinsured on that life under this Agreement and all other agreements between the Reinsurer and the Company covering business written on an Employer Sponsored plan issued on any underwriting basis, does not exceed the Automatic Acceptance and per Location Limits set out in Exhibit D; and

(f)	The policy does not cover any lives employed within the geographical boundaries of the borough of Manhattan, New York, at the time the policy is issued.

For purposes of this Article, “ultimate face amount” will mean the projected maximum policy face amount that could be reached based on reasonable assumptions made about the policy.

Facultative Coverage

Any cases that do not meet the Automatic Acceptance Limits specified in Exhibit D shall be submitted to the Reinsurer on a facultative basis. The Company however will always keep its full quota share on facultative cases.

The relevant terms and conditions of this Agreement shall apply to those facultative applications that are accepted by the Reinsurer.

ARTICLE III

Reinsurance Cessions

Automatic Cessions

For all automatic cessions, the Company shall advise the Reinsurer in the manner described in Exhibit E.

The Company agrees to send copies of the application, underwriting papers and other papers for an automatic cession on any life upon the request from the Reinsurer.

Facultative Cessions

The Company may apply for facultative reinsurance by sending to the Reinsurer copies of all pertinent papers, including the original application, medical examination, inspection reports, physician’s statements, urinalyses, and all other information that the Company may have relating to the insurability of the risk.

The Company shall have ninety (90) days from the date of the Reinsurer’s final offer in which to place the policy with the insured/owner, after which time the Reinsurer’s offer shall expire unless the Reinsurer explicitly states in writing that the offer is extended for some further period.

After consideration of the pertinent papers, the Reinsurer shall promptly inform the Company of its underwriting decision. If the underwriting decision is acceptable to the Company and the Company’s policy is subsequently placed in force in accordance with the Company’s placement rules, the Company shall advise the Reinsurer in the manner described in Exhibit E.

The Company will advise the Reinsurer of its acceptance of the Reinsurer’s underwriting decisions pertaining to facultative business by sending written notice to the Reinsurer.

If any application to the Reinsurer is not to be placed with the Reinsurer, the Company shall advise the Reinsurer so that the Reinsurer can complete its records.

For all cessions reinsured hereunder, the Company shall advise the Reinsurer as outlined in Exhibit E.

Data Notification

The Company shall self-administer all business reinsured under this Agreement.

The Company shall provide the Reinsurer with the reports as set out in Exhibit E. The Company, upon request, will provide the Reinsurer with any other information related to the business reinsured under this Agreement and which the Reinsurer requires in order to complete its financial statements. The Company will promptly inform the Reinsurer of any change in the reporting format or data prior to use in reports to the Reinsurer.

ARTICLE IV

Statement of Account

Premium and Claims Accounting

The premiums to be paid to the Reinsurer by the Company for reinsurance shall be in accordance with the terms set out in Exhibit C.

During each accounting period, the Company undertakes to send to the Reinsurer Billing Statements as set out in Exhibit E, showing all first year and renewal premiums due the previous accounting period. Also included will be any adjustments made necessary by changes in reinsurance effective during the previous period or changes due to any corrections to a previous report.

For all claims paid by the Company within the accounting period, the Company will submit to the Reinsurer a Statement of Reinsured Claims Collected. This is an itemized listing of benefits including the ceded death benefit, plus the Reinsurer’s proportionate share of the interest and expenses paid by the Company, that have been netted off the Reinsurer’s monthly Billing Statement(s).

The balance of account due shall then become payable. If the statement balance so calculated is due to the Reinsurer, the Company shall forward payment in settlement together with the statements. If the balance is due to the Company, the Reinsurer shall forward payment in settlement within forty-five (45) days of receipt of the statements.

For balances remaining unpaid longer than forty-five (45) days after the Reinsurer’s receipt of request for payment, the Company reserves the right to charge interest on the outstanding balance. The outstanding balance will incur interest calculated from that date using the “3 month” U.S. Treasury Bill rate reported for the last working date of the calendar month in the Wall Street Journal or a comparable publication.

The Company also reserves the right to net any undisputed balances, which remain unpaid for more than forty-five (45) days after the receipt of request for payment, from the next reinsurance billing statement.

Non-Payment of Premiums

The Reinsurer may terminate its liability for any reinsurance for which the reinsurance premiums have not been paid within sixty (60) days after billing, by giving thirty (30) days written notice by registered mail of such action to the Company.

The Reinsurer reserves the right to charge interest on any balances remaining unpaid within sixty (60) days of the due date and/or when premiums for new business are not paid within one hundred and twenty (120) days of the issue date of the policy. Interest incurred will be calculated using the “3-month” US Treasury Bill rate reported for the last working date of the calendar month in the Wall Street Journal or a comparable publication.

ARTICLE IV (cont’d)

The Reinsurer’s right to terminate reinsurance for non-payment of premium shall not prejudice its right to collect premiums for the period the reinsurance was in force.

During the period premiums are outstanding, the Reinsurer may offset the amount of any premiums in arrears against amounts owed to the Company.

The Company shall not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer to another reinsurer the block of business reinsured under this Agreement.

Unearned Premium

The Company shall take credit, without interest, for any unearned premiums, net of commissions or allowances, arising due to reductions, terminations, lapses, cancellations or death claims, in its account.

ARTICLE V

Changes to Business Reinsured

Policy Changes

Changes to policies reinsured under this Agreement shall be made in accordance with the provisions set out below. “Policy changes” refers to the variety of actions that may be made to a policy after issue. These actions include, but are not limited to, replacements, changes in plans or a change in the face amount of the policy.

If the change affects the plan, the amount of reinsurance, premiums, or commissions under the cession, the Company shall inform the Reinsurer in the subsequent Reinsurance Report as set out in Exhibit E.

Plan Changes

Automatic Cessions:

a)

Whenever the plan of insurance on any policy reinsured hereunder is being changed, including internal replacements, and the Company is not obtaining evidence in accordance with the Company’s full new business underwriting rules, or as agreed otherwise by the Company and the Reinsurer, the reinsurance shall remain in effect with the Reinsurer on the following basis:

(i)	the reinsurance rates and the durations shall be based on those applicable to the original cession; and

(ii)	the reinsurance amount at risk shall be determined according to the terms of this Agreement but in no event shall be more than the original cession at the time of the change in plan; and

(iii)	the suicide and contestability period of the policy will be measured from the issue date of the original cession.

Internal replacements, as described above, may occur between the Company and any of its affiliate companies.

b)

Whenever the plan of insurance on any policy reinsured hereunder is being changed, including internal replacements, and evidence is required in accordance with the Company’s Simplified Underwriting and Guaranteed Issue new business underwriting rules, the policy will be considered new business and will be reinsured under the current pool open to new business, using first year rates based on attained age. The suicide and contestability period of such a policy will be measured from the current issue date, except in jurisdictions that require otherwise. If the change is made after any termination of this Agreement for new business, the reinsurance will be on agreed upon terms.

Increase in Amount and Re-underwriting

(i)	Automatic Cessions:

Any re-underwriting, (including any change in mortality rating), or non-contractual increase in amount at risk for any cession shall be subject to the originally negotiated underwriting for the case or as agreed otherwise by the Company and the Reinsurer. The amount of the increase shall be subject to the terms set out in Exhibit B.

If the amount to be reinsured exceeds the Automatic Coverage Limits (Exhibit D), the increase shall be subject to the Reinsurer’s approval.

ARTICLE V (cont’d)

(ii)	Facultative Cessions:

Any re-underwriting or non-contractual increase, including any change in mortality rating shall be subject to the Reinsurer’s approval.

Reductions

If the amount of insurance of a policy issued by the Company is reduced then the amount of reinsurance on that policy shall be reduced in the same proportion that the original reinsurance amount bore to the original total face amount. The reduction shall be effective on the same date as the reduction under the original policy.

If the reinsurance for a policy has been placed with more than one reinsurer, the reduction shall be applied to all reinsurers in proportion to the amounts originally reinsured with each reinsurer.

If the insured has multiple policies, some of which are reinsured and a fully retained policy lapses or reduces, the Company will not make any changes to the reinsured policies.

Special Changes

If any special or unusual change, which is not covered above and which may affect the terms of the cession in question, is requested, the Reinsurer’s approval shall be obtained before such a change becomes effective.

Lapses

When a reinsured policy lapses, the cession in question shall be cancelled effective the same date. If the Company allows extended or reduced paid-up insurance following a lapse, the reinsurance will be appropriately amended. If the Company allows the policy to remain in force under its automatic premium loan regulations, the reinsurance shall continue unchanged and in force as long as such regulations remain in effect, except as provided for otherwise in this Agreement.

If the policy continues in force without payment of premium during any days of grace pending its termination, whether such continuance is as a result of a policy provision or a practice of the Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Company’s risk terminates.

Reinstatements

If a policy reinsured on an automatic basis is reinstated in accordance with the terms and normal Company rules and practices, the Reinsurer shall reinstate the reinsurance automatically.

If the Company collects premiums in arrears from the policyholder of a reinstated policy, it agrees to pay the Reinsurer all corresponding reinsurance premiums in arrears in connection with the reinstatement.

The Reinsurer’s approval is required only for the reinstatement of a facultative policy when the Company’s regular reinstatement rules indicate that more evidence than a Statement of Good Health is required.

ARTICLE VI

Retention Limit Changes and Recapture

Retention Limit Changes

The reinsurance under this Agreement shall be maintained in force without reduction except as specifically provided for elsewhere in this Agreement.

The Company may change its retention limits for the purposes of this Agreement on new business being issued at any time by giving at least 90 days prior written notice to the Reinsurer of the new retention limits and the effective date of the new retention schedule. Changes to the Company’s Retention Limits in Exhibit D will not affect the reinsured policies in force at the time of such a change except as specifically provided for elsewhere in this Agreement, and will not affect the Automatic Acceptance Limits in Exhibit D unless mutually agreed in writing by the Company and the Reinsurer.

If the Company decreases its Retention Limit, no reinsurance may be ceded on an automatic basis until the parties have reviewed and either expressly affirmed or revised the Automatic Acceptance Limits set out in Exhibit D.

Recapture

Recapture is not applicable under this Agreement.

ARTICLE VII

Liability

The Reinsurer’s liability to the Company will be based upon the terms of this Agreement and not the Reinsured Policy. Unless specified elsewhere in this Agreement:

a)	The Reinsurer will not participate in any ex gratia payments made by the Company (i.e., payments the Company is not required to make under the policy terms); and

b)	The Reinsurer will not share in any Extra Contractual Damages (except as set forth in Article VIII); and

c)	The Reinsurer’s liability is limited to its share of the Company’s contractual benefits owed under the express terms of the reinsured Policies.

Automatic Reinsurance

The Reinsurer’s liability for any policy ceded on an automatic basis under this Agreement shall begin simultaneously with the Company’s contractual liability for the policy reinsured.

Facultative Reinsurance

The Reinsurer shall have no liability if it declines the risk and duly notifies the Company or if the Company declines the Reinsurer’s offer or if the offer is not accepted prior to its expiration or within the lifetime of the risk.

If a policy is submitted on a facultative basis, the liability of the Reinsurer shall commence when the Reinsurer has received notice from the Company, during the lifetime of the insured, that the Reinsurer’s offer has been accepted.

If the Reinsurer has submitted an unconditional offer on a facultative case to the Company, and a claim arises prior to the Company notifying the Reinsurer that their offer has been accepted, the Reinsurer shall be liable for its share of said claims, if it is demonstrated to the satisfaction of the Reinsurer that the policy would have been reinsured with the Reinsurer.

Duration

The liability of the Reinsurer for all cessions under this Agreement shall cease at the same time as the liability of the Company ceases and shall not exceed the Company’s contractual liability under the terms of its policies.

Notwithstanding the foregoing, the Reinsurer may terminate its liability for any policies for which premium payments are in arrears, according to the terms set out in Article IV of this Agreement.

It is understood that the Reinsurer’s liability for a claim shall be based on the reinsured net amount at risk as of the date the claim is incurred.

ARTICLE VIII

Claims

Claims Decision

The Reinsurer agrees that in regard to all claims on policies reinsured under this Agreement:

(a)	The final decision respecting claims payment is at the sole discretion of the Company.

(b)	The Company may approach the Reinsurer for an opinion, but the Reinsurer is not responsible to the Company for a claim decision.

(c)	The Company’s contractual liability for claims, as described in this Article, is binding on the Reinsurer for the policies reinsured under this Agreement.

Initial Notice of Claim

For all claims, the Company will send an Initial Notice of Death and a Statement of Claims Pending report to the Reinsurer, which will be included with the Company’s monthly claims and premium-billing statement, as referenced in Exhibit E. It is a condition to the Reinsurer’s obligation to pay a claim that the Company notify the Reinsurer in writing as soon as possible, but in any event not later than 12 months after the Company receives notice of a claim on a reinsured policy and has established liability for the reinsured policy.

The Initial Notice of Death and the Statement of Claims Pending reports include: the insured’s name, date of birth, the death benefit amount, the retained amount, ceded death benefit, policy number, plan code, treaty code, date of death, and policy issue date.

Claim Proofs

Note: In the following section, “death benefit” refers to the amount payable on a death claim under a policy reinsured under this Agreement, not including any interest or expenses related to that claim. Claims will be netted off premiums. Procedures for handling reinsured claims are as follows:

(i)

For all non-contestable claims where the Company’s policy death benefit is less than or equal to $1,000,000, the Company will report these claims on a “bulk” basis (where no proofs will be provided to the Reinsurer—except upon specific request by the Reinsurer).

(ii)

For all non-contestable claims where the Company’s policy death benefit is $1,000,001 or greater, once the Company has approved and paid the claim, the Company will send to the Reinsurer copies of the claimant’s statement, the insured’s death certificate and proof of payment.

(iii)

For claims within the contestable period, where the policy death benefit is less than or equal to $500,000, once the Company has approved and paid the claim, the Company will send to the reinsurer copies of insured’s death certificate, claimant’s statement, and proof of payment. (The Company will provide additional papers, including underwriting files, to the Reinsurer upon request.)

(iv)

For claims within the contestable period, where the policy death benefit is equal to or exceeds $500,001, the Company will send to the Reinsurer copies of the insured’s death certificate, claimant’s statement, and claims investigation papers. If the reinsurance is on an automatic basis, the Company will also provide copies of the underwriting papers.

ARTICLE VIII (cont’d)

If the Reinsurer wishes to comment on or consult with the Company regarding a claim, it shall inform the Company within five (5) business days upon receipt of the above information. The Company will forward a copy of proof of payment, once the claim has been paid.

For all claims, including those reported on a “bulk” basis, the Company will send an Initial Notice of Death, the Statement of Claims Collected Net of Premium report and the Statement of Reinsured Claims Incurred report to the Reinsurer, which will be included with the Company’s monthly claims and premium billing statement.

Ceded Claim Settlements

Payment of death claims by the Reinsurer shall be in one lump sum regardless of the mode of settlement under the Company’s policy.

The Reinsurer will reimburse the Company for any claims payable under this Agreement as described in Article IV.

Claims Practices

The Company is responsible for the investigating, contesting, compromising or litigating any Reinsured Policy claims in accordance with applicable law and policy terms. It is the Company’s sole decision to determine whether to investigate, contest, compromise or litigate a claim.

The Company acknowledges that it follows industry standard and investigates claims with any of the following criteria:

a)	If the claim occurs within the contestable period as defined by the Reinsured Policy; or

b)	If there is a reasonable question regarding the validity of the insured’s death or the authenticity of the proofs of death; or

c)	If the death occurs outside the United States or Canada; or

d)	If the insured is missing or presumed dead; or

e)	If there is a reasonable suspicion of fraud.

A claim investigation for non-GI and non- GI Plus policies generally includes confirming proof of death, medical records to validate the insured’s medical disclosures and, if material, financial condition at the time of Policy application. Investigations may also include obtaining police reports, coroner’s reports, financial records, or other information that would be appropriate under the circumstances.

The Company acknowledges that it does defend against claims meeting the following criteria:

a)	If a material misrepresentation is found in the Policy application; or

b)	If fraud is found; or

c)	If there is insufficient proof of death.

ARTICLE VIII (cont’d)

Contested Claims

Subject to the section above entitled “Claim Proofs”, the Company will notify the Reinsurer of its intention to contest, compromise, or litigate a claim involving a reinsured policy, or to rescind coverage by the Company under a reinsured policy. The Company shall then submit to the Reinsurer for review, copies of all papers connected with the claim.

In the event that the Reinsurer does not wish to contest, compromise, or litigate the claim, it shall notify the Company in writing within five (5) business days after receipt of all the necessary papers. The Reinsurer shall then discharge all of its liability by paying the Company its full share of the reinsured liability to the Company and will not share in any subsequent reduction in liability.

If the Reinsurer agrees with the decision to contest the claim, the Reinsurer will notify the Company of its decision in writing and will share in any subsequent reduction in the Company’s liability. The Reinsurer will share in such reduction in the proportion that the Reinsurer’s net liability bears to the sum of the net liability before reduction of the Company and all reinsurers on the insured’s date of death.

Ceded Benefits Payable

The reinsurance benefit will be limited to the Reinsurer’s share of the Company’s contractual liability for the claim which, satisfy the terms of this Agreement. For the purposes of this Article, contractual liability shall mean the benefits payable by the Company under the terms and conditions of the reinsured policy.

The total reinsurance benefit recovered by the Company from all reinsurers on a policy must not exceed the Company’s total contractual liability on the policy, less the Company’s quota share or kept retention on the policy.

Misstatement of Age or Sex

If the amount of insurance provided by the policies reinsured hereunder is increased or reduced because of a misstatement of age or sex established after the death of a life insured, the Reinsurer shall share in the increase or reduction in the proportion that the net liability of the Reinsurer bears to the total of the net liability of the Company and the net liability of all reinsurers, including the Reinsurer, immediately prior to such increase or reduction.

The reinsurance with the Reinsurer shall be rewritten from commencement on the basis of the adjusted amounts using premiums and reserves at the correct age or sex. The adjustment for the difference in premiums shall be made without interest.

Expenses

The Reinsurer shall pay its share of the expenses that arc connected to the Company’s investigation of any claim incurred on policies reinsured under this Agreement. Subject to the Extra Contractual Damages section of this Article, claims investigation expenses do not include expenses incurred by the Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits. The Reinsurer will not reimburse the Ceding Company for routine claim and administration expenses.

Expenses which are excluded from this provision are salaries of officers or employees, or other routine office expenses of the Company; also excluded are expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits (that the Company admits are payable.

ARTICLE VIII (cont’d)

In the event that the Reinsurer agrees with a decision of the Company to contest, compromise, or litigate a claim or to rescind coverage by the Company under a reinsured policy, the Reinsurer agrees to reimburse the Company for any third party expenses, including but not limited to reasonable legal and investigative expenses that the Company may incur in seeking to contest, compromise, litigate a claim under such reinsured policy, or to rescind such reinsured policy. Such reimbursement shall be in the proportion that the Reinsurer’s net liability for such reinsured policy bears to the sum of the net liability of the Company and all reinsurers for such reinsured policy as of the date of death where the Company decides to contest, compromise, or litigate a claim under such reinsured policy, and as of the date of rescission where the Company decides to rescind such reinsured policy. The Reinsurer shall also pay its share of the claim itself, if applicable.

Extra Contractual Damages

In no event shall the Reinsurer participate in punitive, compensatory, bad faith damages, or statutory penalties as described below, which are awarded against the Company as a result of an act, omission or course of conduct committed solely by the Company in connection with the insurance reinsured under this Agreement unless the Reinsurer concurred with the claim actions which were the basis for the extra contractual damages.

In such situations, the Company and the Reinsurer shall share such damages so assessed, in equitable proportions, but all factors being equal, the Reinsurer’s assessments would be in proportion to the risk accepted for the Reinsured Policy involved.

For the purposes of this provision, the following definitions shall apply:

(a)	“Punitive Damages” are those damages awarded as a penalty, the amount of which is not governed, nor fixed, by statute.

(b)	“Statutory Penalties” are those amounts, which are awarded as a penalty, but fixed in amount by statute.

(c)	“Compensatory Damages” are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

(d)	“Bad Faith Damages” arc those damages, which may be compensated by punitive damages and are awarded as a result of bad faith dealings on the part of the Company.

ARTICLE IX

Dispute Resolution

Arbitration

The Company and the Reinsurer shall attempt in good faith to negotiate a mutually acceptable solution to any controversy, dispute or claim arising out of or relating to this contract, or the breach thereof. Where the Company and the Reinsurer fail to reach a mutually acceptable solution, then either the Company or the Reinsurer may request that the controversy, dispute, claim, or breach of contract be settled by arbitration, and the arbitrators, who shall regard this Agreement from the standpoint of practical business as well as the law, are empowered to determine as to the interpretation of the treaty obligation.

To initiate arbitration, either the Company or the Reinsurer will notify the other in writing of its desire to arbitrate, stating the nature of its dispute and remedy sought. The party to which the notice is sent will respond to the notification in writing within fifteen (15) days.

Within sixty (60) days of the date on which the party initiating the arbitration gives notice to the other party that it is initialing such arbitration, the Company and the Reinsurer shall each appoint one arbitrator. The two arbitrators shall select a third arbitrator within two weeks of the date on which the last of the two such arbitrators was appointed. Should the two arbitrators not agree on the choice of the third arbitrator, then the Company and the Reinsurer shall each name four (4) candidates to serve as arbitrator.

Beginning with the party who did not initiate arbitration, each party shall eliminate one candidate from the eight listed until one candidate remains. If this candidate declines to serve as the arbitrator, the candidate last eliminated will be approached to serve. This process shall be repeated until a candidate has agreed to serve as the third arbitrator.

All three arbitrators must be present or former officers of Life Insurance Companies or Life Reinsurance Companies, excluding however, officers of the two parties to this Agreement, their affiliates or subsidiaries or past employees of any of these entities. The place of meeting of the arbitrators shall be decided by a majority vote of the arbitrators. The written decision of a majority of the arbitrators shall be final and binding on both parties and their respective successors and assigns. All costs of the arbitration and expenses and fees of the arbitrators shall be borne equally by the parties, unless otherwise ordered by the arbitrators.

The customs and practices of the life insurance and reinsurance industries may be considered by the arbitrators to resolve any ambiguities in the Agreement but only insofar as such customs and practices are consistent with the terms of this Agreement.

The arbitrators shall render a decision within two months of the appointment of the third arbitrator, unless both parties agree otherwise. In the event no decision is rendered within four months, new arbitrators shall be selected as above.

The arbitrators will not have the authority to award punitive or exemplary damages.

Alternatively, if both parties consent, any controversy may be settled by arbitration in accordance with the rules of the American Arbitration Association.

Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

ARTICLE IX (cont’d)

It is specifically the intent of both parties that these arbitration provisions shall replace and be in lieu of any statutory arbitration provision, if the law so permits.

If more than one reinsurer is involved in arbitration where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such reinsurers shall consolidate and act as one party for purposes of arbitration and communications shall be made by the Company to each of the reinsurers constituting the one party; provided, however, that nothing therein shall impair the rights of such reinsurers to assert several, rather than joint defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this Agreement from several to joint.

ARTICLE X

Insolvency

Insolvency

For the purpose of this Agreement, the Company or the Reinsurer shall be deemed “insolvent” when it:

(a)	applies for or consents to the appointment of a rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

(b)	is adjudicated as bankrupt or insolvent; or

(c)

files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, or similar law or statute; or

(d)	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of the Company, or the Reinsurer, as the case may be.

In the event of the insolvency of the Reinsurer or the Company, any amounts owed by the Company to the Reinsurer and by the Reinsurer to the Company, under the Agreement or under any other reinsurance agreement between the Company and the Reinsurer, shall be set-off and only the balance shall be paid.

The Reinsurer shall be liable only for the amounts reinsured with the Reinsurer and shall not be or become liable for any amounts or reserves to be held by the Company on policies reinsured under this Agreement with the Company or for any damages or payments resulting from the termination or restructure of the policies that are not otherwise expressly covered by this Agreement. Damages or other payments resulting from insolvency and attributable to the termination or restructure of the Reinsured Policies are not covered by this Agreement.

In the event of the insolvency of the Company, the reinsurance obligations under this Agreement shall be payable by the Reinsurer directly to the Company, its liquidator, receiver, rehabilitator, conservator or statutory successor, immediately upon demand, with reasonable provision for verification on the basis of the claims allowed against the insolvent company by any court of competent jurisdiction or by any rehabilitator, receiver, conservator, liquidator or statutory successor having authority to allow such claims without diminution because of the insolvency of the Company, or because the rehabilitator, receiver, conservator, liquidator or statutory successor has failed to pay all or a portion of any claims.

It is understood, however, that in the event of such insolvency, the rehabilitator, conservator, receiver, liquidator or statutory successor of the Company shall give written notice of the pendency of a claim against the Company on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceedings, and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceedings where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, rehabilitator, receiver, conservator or statutory successor.

It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit, which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the reinsurance Agreement as though the Company had incurred such expense.

ARTICLE X (cont’d)

In the event of insolvency of the Reinsurer, the Company may recapture business in accordance with the following rules:

(a)	The amount of reinsurance eligible for recapture is based on the reinsurance net amount at risk as of the date of recapture.

(b)

The Reinsurer shall not be liable, after the effective date of recapture, for any cessions or portions of such cessions eligible for recapture, which the Company has overlooked. The Reinsurer shall be liable only for a credit of the premiums received after the recapture date, less any commission or allowance and without interest.

(c)	The Reinsurer shall be liable for its share of any claim incurred up to and including the date of recapture.

In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.

ARTICLE XI

Taxes & Expenses

DAC Tax

The Company and the Reinsurer agree to the DAC Tax Election pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation under Section 848 of the Internal Revenue code of 1986, as amended, whereby:

(a)

the party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(l); and

(b)	both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency; and

(c)	The parties will act in good faith to resolve any discrepancies.

The term “net consideration” will refer to either net consideration as defined in Regulation Section 1.848-2(f).

This DAC Tax Election shall be effective for all years for which this Agreement remains in effect.

The Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

The Reinsurer’s Taxes and Expenses

Apart from any taxes, allowances, commissions, refunds, and expenses specifically referred to elsewhere in this Agreement, the Reinsurer shall pay no commissions, allowances, taxes, or proportion of any expense to the Company in respect of any cession.

ARTICLE XII

General Provisions

Alterations to Agreement

Any alteration to this Agreement shall be null and void unless attached to the Agreement and signed by both parties.

Parties to Agreement

This is an Agreement solely between the Company and the Reinsurer. There is no third party beneficiary to this Agreement. The acceptance of reinsurance hereunder shall not create any right or legal relation between the Reinsurer and the insured, beneficiary, or any other party to any policy of the Company, which may be reinsured hereunder. The Company and the Reinsurer will not disclose the other’s name to these third parties with regard to the agreements or transactions that are between the Company and the Reinsurer, unless the Company or the Reinsurer gives prior approval for the use of its name or unless such disclosure is required under any law, statute or regulation or under any legal or administrative proceeding before any court or tribunal.

Oversights

It is agreed that any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error on the part of either party shall not be deemed to be an abrogation of the Agreement or an invalidation of the reinsurance. Upon discovery, the error shall be promptly corrected by both parties, being restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred.

This provision shall apply only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by the Company to its insured. Any negligent or deliberate acts or omissions by the Company regarding the insurance provided are the responsibility of the Company and its liability insurer, if any, but not that of the Reinsurer.

Assignment

Neither the Company nor the Reinsurer may assign any of the rights and obligations under this Agreement, nor may either party sell, assumption reinsure or transfer the policies without the prior written consent of the other party. This provision shall not prohibit the Reinsurer from reinsuring the policies on an indemnity basis.

Entire Agreement

This Agreement and Exhibits represent the entire agreement between the Company and the Reinsurer and supercedes, with respect to its subject matter, any prior oral or written agreements between the parties. There are no understandings between the parties to this Agreement other than those expressed in the Agreement.

Any change or modification to this Agreement and Exhibits will be null and void unless made by written amendment and signed by both parties.

ARTICLE XII (cont’d)

Good Faith

The Company and Reinsurer agree that all matters with respect to this Agreement require utmost good faith of both parties.

Each party represents and warrants to the other party that:

(i)	it is solvent on a statutory basis in all states in which it does business or is licensed.

(ii)

(a) its Total Adjusted Capital is at least equal to 2.5 times its Authorized Control Level Risk Based Capital, (where Total Adjusted Capital and Authorized Control Level Risk Based Capital have the definition given by the National Association of Insurance Commissioners {NAIC}) if it is a U.S. domiciled party, or

(b) it has satisfied the minimum capital and surplus requirements of its jurisdiction of domicile if it is not a U.S. domiciled party.

Each party agrees to promptly notify the other if it subsequently becomes insolvent, as described in Article X.

Each party acknowledges that the other party has entered into this Agreement in reliance upon their representations and warranties. The Company affirms that it has and will continue to disclose all matters material to this Agreement and each cession. Examples of such matters are a change in underwriting or issue practices or philosophy, a change in underwriting management personnel, or a change in the Company’s ownership or control.

Inspection of Records

The Reinsurer, or its duly authorized representative, will have the right to inspect original papers, records and all documents relating to the business reinsured under this Agreement. Such access will be provided during regular business hours at the office of the Company.

The Reinsurer’s inspection, audit or photocopying of records will be limited to records related to the business reinsured under this Agreement, including but not limited to, underwriting, claims and administration and will not apply:

a)	To records related to the reinsurance bidding process for this Agreement;

b)	To privileged information; or

c)	During the pendency of any related arbitration.

The Company, or its duly authorized representatives, will have the right to inspect all documents relating to underwriting, claims processing and administration of the business reinsured under this Agreement. Such access will be provided during regular business hours at the office of the Reinsurer. The Company’s inspection, audit or photocopying of records will be limited to records related to the administration of this Agreement and will not apply:

ARTICLE XII (cont’d)

a)	To records related to facultative cessions for which no offer was made by the Reinsurer or accepted by the Company;

b)	To privileged information;

c)	During the pendency of any related arbitration;

d)	To records related to the reinsurance bidding process for this Agreement;

e)	To financial and other records related to the Agreement’s performance;

f)	To records related to any retrocession, securitization, or structured, asset-backed or asset-based financing by the Reinsurer; or

g)	To analysis related to the Company’s business procedures and practices.

Subject to the limitations set forth in sections b. and c, above, assuming the party inspecting records has continued to perform its undisputed portion of its obligations under this Agreement, the party being inspected may not withhold access to information and records on the grounds that the inspecting party is in breach.

The right of access as specified above will survive until all of the obligations under this Agreement have terminated or been fully discharged.

Offset

The Company and the Reinsurer will have the right to offset any balance or balances whether on account of premiums, allowances or claims due from one party to the other, under this Agreement or under any other reinsurance agreement between the Company and the Reinsurer.

The right of offset will not be affected or diminished because of the insolvency of either party.

Duration of Agreement

This Agreement is effective as of the effective date set out in Exhibit B and is unlimited as to its duration. Either party giving at least ninety (90) days notice to that effect by registered letter to the other party may terminate it for further new reinsurance. During the period of such ninety (90) days the Reinsurer shall continue to accept new reinsurance under the terms of this Agreement. This notification period would be waived in the event the Reinsurer is deemed insolvent as set out in Article X. Further, the Reinsurer remains liable for all cessions existing at the date of the expiration set forth in the notice until their natural expiration, unless the parties mutually decide otherwise or as specified otherwise in this Agreement.

Severability

In the event that any of the provisions of this Agreement contained shall be invalid or unenforceable, such declaration or adjudication shall in no manner affect or impair the validity or the enforceability of the other and remaining provisions of this Agreement and such other and remaining provisions shall remain in full force and effect as though such invalid or unenforceable provisions or clauses had not been included or made a part of this Agreement.

Benefit

Except as otherwise provided, this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

ARTICLE XII (cont’d)

Confidentiality

Both the Company and the Reinsurer will hold confidential and not disclose or make competitive use of any shared proprietary information unless otherwise agreed to in writing, or unless:

a)	the information otherwise becomes publicly available other than through unauthorized disclosure by the party seeking to disclose or use such information; or

b)	the information is independently developed by the recipient;

c)

the disclosure is required or deemed advantageous for purposes of retrocession, reinsurance, securitization, or structured, asset-backed or asset-based financing and the party whose information is disclosed consents in writing (which consent will not be unreasonably withheld); or

d)	the disclosure is being made to external auditors; or

e)	the disclosure is required by law (provided that the party whose information is disclosed is given notice and the opportunity to respond to the disclosure request).

“Proprietary Information” includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, and premium rates and allowances of the Reinsurer and the Company, but shall not include the existence of this Agreement and the identity of the parties.

In addition, the Reinsurer will protect the confidentiality of Non-Public Personal Information, as defined below, by:

a)	Holding all Non-Public Personal Information in strict confidence;

b)	Maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information;

c)	Using Non-Public Personal Information only to carry out the Reinsurer’s obligations under this Agreement; and

d)	Disclosing Non-Public Personal Information to third parties only as necessary to perform services under this Agreement, for purposes of retrocession, or as may be required or required by law.

“Non-Public Personal Information” is personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants, and beneficiaries of Reinsured Policies or contracts issued by the Company, and their representatives, that is not publicly available. Non-Public Personal Information does not include de-identified personal data, i.e., information that does not identify, or could not reasonably be associated with, an individual.

Construction; Governing Law

This Agreement shall be construed and administered in accordance with the laws of the State of New York and the rights and obligations of this Agreement shall, at all times, be regulated under the laws of the State of New York.

Lead Reinsurer of Underwriting

Details on the Lead Reinsurer are shown under Exhibit F.

ARTICLE XII (cont’d)

Credit for Reinsurance

The parties intend that the Company will receive statutory reserve credit in its state of domicile for reinsurance provided under this Agreement. The parties agree to use reasonable efforts to ensure that such reserve credit will remain available to the Company.

Non-Waiver

A waiver by either party of any violation, or the default by the other party in its adherence to any term of this Agreement, will not constitute a waiver of any other or subsequent violation or default. No prior transaction or dealing between the parties will establish any custom or usage waiving or modifying any provision of the Agreement. The failure of either party to enforce any part of this Agreement will not constitute a waiver of any right to do so.

Survival

All provisions of this Agreement will survive its termination to the extent necessary to carry out the purpose of this Agreement.

Made in triplicate and executed by all parties.

Signed for and on behalf of: John Hancock Life Insurance Company of New York a New York Corporation

On:	Dec 31 2007	On:	Dec 31 2007

By:	/s/ Zahir Bhanji	By:	/s/ James D. Gallagher
	Zahir Bhanji		James D. Gallagher
Title:	Authorized Signatory, Reinsurance	Title:	President

Signed for and on behalf of: Swiss Re Life & Health America Inc. of Stamford, Connecticut (now domiciled in Hartford, Connecticut)

On:	Dec 21 2007	On:	12/26/07

By:	/s/ Connie Welker	By:	/s/ Brian K. Carteaux
Title:	Sr. VP.	Title:	VP

EXHIBIT A

PLANS, RIDERS, AND BENEFITS REINSURED

As of the Effective Date of this Agreement, the policies issued for the plans shown below are reinsured subject to the terms and conditions in this Agreement.

Riders and supplementary benefits shall be reinsured in accordance with the terms of the underlying policy and with the same type of Reinsurance Coverage (Exhibit B) used for the reinsurance of the base policy to which they are attached - unless stated otherwise.

Plans Reinsured

Acronym	Single Life Plans	Historical Launch Date	Termination Date of Plan	Exhibit Ref.	Rate Start Date	Rate Ending Date
CUL	Corporate Universal Life	N/A**		C	January 19, 2005
CVUL03	Corporate Variable Universal Life 2004	October 1, 2003		C	January 19, 2005
CVUL04	Corporate Variable Universal Life 2004	May 1, 2004		C	January 19, 2005
CVUL05	Corporate Variable Universal Life 2005	October 12, 2005		C	January 19, 2005
AVL06	Accumulation Variable Universal Life 2006 (GI)	December 1, 2007		C	December 1, 2007

Benefits and Riders Reinsured

Acronym	Rider/ Benefit
N/A	Maturity Extension
ROP	Return of Premium
PCRB	Premium Cost Recovery Benefits
SFA	Supplemental Face Amount

**	Launch date not available.

EXHIBIT A-I

THE COMPANY’S UNDERWRITING FORMS,

AND EVIDENCE

The following information and items are to be provided to the Reinsurer upon request:

1.	Policy Application Form and Part II

2.	Reinstatement Rules

3.	Non-medical and Medical Requirements

4.	Underwriting Guidelines/Rules

5.	Policy Form(s)

6.	Supplemental Benefit and Rider Form

7.	John Hancock COLI Guaranteed Issue Mortality Table.xls

EXHIBIT A-II

POOL PARTICIPANTS

As of January 19, 2005

REINSURER	AUTOMATIC SHARES
Swiss Re Life & Health America Inc.	40%
Hannover Life Reassurance Company of America	25%

EXHIBIT B

GENERAL PROVISIONS

1.	EFFECTIVE DATE OF AGREEMENT: January 19, 2005

2.

BACKDATING: The Reinsurer agrees to accept reinsurance coverage for policies backdated not to exceed 1 year (where the suicide and contestable clauses begin the date the policy is issued, not the back dated date) or 6 months (where the suicide and contestable clauses are back dated as well) and the maximum allowed by the state in which the policy is issued prior to the effective date of this Agreement. However, it is agreed that the Reinsurer shall not be liable for any mortality risks on such policies until the effective date of this Agreement. The Reinsurer agrees to pay allowances with effect from each policy year date of each policy and the Company agrees to remit reinsurance premiums due from the policy year date of each policy.

3.

RESIDENCY REQUIREMENTS: The individual risk must be a Untied States or Canadian resident or citizen. An insured that resides for more than six months per year in the United States, including Puerto Rico, US Virgin Islands and Guam will be considered a U.S. resident. An insured that holds permanent resident status in Canada will be considered a Canadian resident. Limited international risks will be accepted on a facultative basis only.

4.	CURRENCY: United States Dollars

5.	REINSURANCE COVERAGE: The Reinsurer’s share shall be 40% first dollar quota share of the policy

6.	REINSURANCE BASIS: Yearly Renewable Term

7.	RATE CRITERIA: The rates set out in Exhibit B shall be used for automatic and facultative reinsurance of any policy covered by this Agreement.

8.	PREMIUM MODE: Reinsurance premiums will be paid annually in advance.

9.	AGE BASIS: Nearest

10.	PREMIUM TAX: There shall be no separate reimbursement of Premium Tax.

11.	RATE GUARANTEE:

A	The Reinsurer, in its sole discretion, may increase the YRT reinsurance rates set out in this sub-section, provided:

(i)	reinsurance rates may not exceed the U.S. statutory net valuation premium applicable to the Reinsured Policies, calculated using the appropriate guaranteed mortality table and interest assumption

(ii)	any increase will only be implemented pursuant to [*] as those provided in the policies reinsured herein.

B

At any time during the twelve month period following such an increase in A above, the Company shall have the right, at its option, to recapture all, but not less than all, of the Reinsured Policies on which reinsurance rates have been so increased, regardless of the Reinsured Policies’ duration in force. The recapture settlement amount will be an amount equal to the portion of the unearned gross reinsurance premiums attributable to the recaptured business, net of any unearned reinsurance allowances, all determined as of the effective date of the recapture. The Reinsurer will pay the recapture settlement amount required not later than forty-five (45) days following final determination of such amount.

EXHIBIT B

C	Except as provided for in A above, reinsurance rates may only be increased in an amount equal to the proportional increases in charges or fees implemented by the Company on business ceded hereunder.

12.	MINIMUM FINAL CESSION: Zero

13.	RECAPTURE IN FORCE PERIOD: Not Applicable

14.	NET AMOUNTS AT RISK:

(a)

For Death Benefit Option 1, the Net Amount at Risk is defined as the Death Benefit minus the Account Value, where the Death Benefit is the greater of the Face Amount or the minimum amount required under Section 7702 of the IRC.

(b)

For Death Benefit Option 2, the Net Amount at Risk is defined as the Death Benefit minus the Account Value where the Death Benefit is the greater of the Face Amount plus the Policy Value or the minimum amount required under Section 7702 of the IRC.

(c)

For Death Benefit Option 3, the Net Amount at Risk is defined as the Death Benefit minus the Account Value, where the Death Benefit is the greater of the Face Amount plus the sum of the premiums paid by the policyholder or the minimum amount required under Section 7702 of the IRC.

15.

RETURN OF PREMIUM RIDER (ROP): For products issued with a Return of Premium Rider and which also include No Lapse Guarantee protection, the Return of Premium benefit amount is protected by the No Lapse Guarantee. The protection period will be either the first two policy years, or alternatively, the period required by local statute. After the first two years, (or other period required by local statute), if the cash value of the policy is calculated to be zero or less, the Return of Premium death benefit will be suspended from the total death benefit of the policy. If there is a claim during the suspension period, the Company will not pay the Return of Premium death benefit. Consequently, the Company will not pay any premiums to the Reinsurer in respect of this benefit during the suspension period.

If the Return of Premium death benefit is reinstated (subject to standard reinstatement provisions) the Company will not pay the Reinsurer premiums that would have been charged during the suspension period. The Company will pay the prospective premiums to the Reinsurer from the effective date the death benefit is reinstated.

16.	INCREASING PLANS/RIDERS:

Non-Contractual Increase:

Policy increases subject to new underwriting evidence will be considered new business and will be reinsured under this pool regardless of whether this pool is open or closed to other new business.

Contractual Increase:

If life insurance on a reinsured policy is increased and the increase is not subject to new underwriting evidence, the Reinsurer will automatically accept this increase if the following criteria are met;

i.)	the increase(s) are scheduled and known at issue; or

ii.)	the ultimate death benefit has been capped at issue; and

iii.)	the total amount of reinsurance including the reinsurance required on the increases shall not exceed the Reinsurer’s Automatic Acceptance Limits outlined in Exhibit D.

EXHIBIT B

For such increases the Company shall provide the Reinsurer with the ultimate death benefit amount of the increasing policy. The ultimate death benefit amount plus the in-force and pending formal application with all companies without deducting the amount to be replaced on the life insured shall not exceed the Location limit, outlined in Exhibit D. Any routine and financial underwriting shall be based on the ultimate death benefit amount and the reinsurance rates applied to the increasing policy shall be based on the original issue age, duration since issuance of the original policy and the original underwriting classification.

Other increases not specified in this Agreement that are not subject to new underwriting evidence are not allowed under this Agreement.

Note: The above clause does not apply to increases attributable to maintaining the eligibility of a policy as life insurance under the Internal Revenue Services (IRS) tax rules.

EXHIBIT C

YRT PREMIUM RATES:

INSTRUCTIONS FOR ADMINISTRATION

1.

All business will be reinsured on a Smoker / Non-smoker / GI/ SI and Male/ Female basis, and the Company will indicate to the Reinsurer the underwriting classification of all policies reinsured hereunder.

The life reinsurance rates shall be calculated using the         [*]         Mortality Table. The attached rates are on a per thousand dollar basis.

The appropriate percentage outlined in the following table shall be applied to the attached rates for the policies reinsured hereunder:

Rates as a Function of [*] All Years
Underwriting Class	Male		Female
GI Non-smoker	[	*]%	[	*]%
GI Smoker	[	*]%	[	*]%
SI Non-smoker	[	*]%	[	*]%
SI Smoker	[	*]%	[	*]%

2.

MULTIPLE EXTRAS: For substandard risks issued at table ratings, the rates are increased by twenty-five percent (25%) for each table of substandard mortality. The maximum rating for Simplified and Guaranteed Issue is 250%.

3.

FLAT EXTRAS: On all cessions, the due proportion of any extra premiums payable on account of additional mortality risk shall be payable to the Reinsurer. The maximum flat extra for Simplified Issues is at $2.50 per 1000 and for Guarantee Issues is at $5.00 per 1000.

4.	ALLOWANCES ON FLAT EXTRAS:

(a)	Temporary Flat Extras (Less Than Or Equal To 5 Years):

90% of the flat extras per $1,000 are added to the appropriate single life YRT rate (i.e., net of the 10% reinsurance allowance for temporary flat extras).

(b)	Permanent Flat Extras (Or Temporary Flat Extras Greater Than 5 Years):

0% of the flat extras per $1,000 are added to the appropriate single life YRT rate(s) in year 1, and 90% of the flat extras per $1,000 are added to the appropriate single life YRT rate(s) in renewal years (i.e., net of payment of 100% reinsurance allowance for first year and net of 10% reinsurance allowance for renewal years for permanent flat extras).

5.	MATURITY EXTENSION FEATURE:

At attained age 100, all reinsurance premiums cease.

EXHIBIT D

RETENTION LIMIT AND AUTOMATIC PARAMETERS

THE COMPANY’S RETENTION LIMIT

The Company will retain a 35% (thirty-five) first dollar quota share of each policy up to the maximum retention limit of $3,000,000 per life for Guaranteed Issue (GI) and $5,000,000 per life for Simplified Issue (SI).

THE REINSURER’S AUTOMATIC ACCEPTANCE LIMITS

The Reinsurer agrees to accept 40% (forty percent) first dollar quota share of each policy issued by the Company under this Agreement up to the automatic limits outlined in the table below:

1.	Automatic Limits:

The Company cedes 65% of the risk. Once (if) the Company’s maximum GI/ SI retention is full, 100% of the risk is ceded to the pool. The following chart outlines the automatic capacity only. The following Automatic Limits apply to policies within the Location limit. If the Automatic Limit is exceeded, the Company can submit the whole risk to reinsurers on a Facultative basis.

Maximum issue amount subject to Death Benefit (DB) Factors below:

Initial - $6,000,000 per life

Ultimate - $8,000,000 per life

	Death Benefit Factors
No. of Lives	GI	GI Plus	Simplified	Simplified Plus
10 – 15	25,000	45,000	40,000	60,000
16 – 20	45,000	65,000	60,000	80,000
21 – 40	65,000	85,000	80,000	100,000
41 +	75,000	95,000	90,000	110,000

2.	Location Limit

Maximum $250,000,000 per location automatic issue limit across all COLI/ BOLI groups issued in that location, of which the Reinsurer’s share is 40%.

Location will mean any one or more buildings or structures within a one mile radius that serve as the place of employment for lives covered under a policy at the time of policy issue.

3.	Guaranteed Issue (GI) Plus

A (GI) Consent Form plus an Attending Physicians Statement will increase the DB Factor by $20,000.

4.	Simplified

Simplified Consent Form will increase the GI DB Factor by $15,000.

5.	Simplified Plus

A Simplified Consent Form plus an Attending Physician Statement will increase the GI DB Factor by $25,000.

6.	Aviation

The automatic limits for aviation is up to the substandard allowable. Aviation is applicable only to Simplified Issues.

7.	Issue Ages

20 – 70

EXHIBIT E

REINSURANCE REPORTS

DATA NOTIFICATION: The Company shall send to the Reinsurer reports, in substantial compliance with the Society of Actuaries Guidelines, at the times indicated below:

Report	Frequency	Due Date
Billing Statement (by Treaty, totals by Reinsurer)	Monthly	10 days after month end

Reinsurance Policy Exhibit (Summary of movement during the past period)	Monthly / Quarterly/Annually	10 days after period due

Reinsurance Listing In-Force Report	Quarterly	10 days after quarter end

Net Amount at Risk & Premiums	Quarterly	10 days after quarter end

Total Reserves (when required) (Summary)	Quarterly	17 days after quarter end

Initial Notice of Claim	Monthly	Monthly

Statement of Claims Incurred (New Claims for the Month)	Monthly	10 days after month end

Statement of Reinsured Claims Collected (Claims Netted off the Current Statement)	Monthly	10 days after month end

Increasing Risk – Ultimate Death Benefit Report	Monthly	10 days after month end

EXHIBIT E

POLICY DETAIL REPORT:

The reports for New Business, Renewal Business, Conversions, Changes, Reductions, Terminations, Reinstatements and in force, will include the following data:

1.	Reporting Date

2.	Policy Number

3.	Insured Data: Full Name, Date of Birth, Sex

4.	Issue State

5.	Policy Date

6.	Issue Age

7.	Plan Name and/or Code

8.	Premium (not applicable to in force Report)

9.	Smoker Code

10.	Underwriting Classification (including table rating and flat extra amount & applicable number of years)

11.	Automatic or Facultative

12.	Direct Face Amount

13.	Reinsured Amount and Net Amount at Risk

14.	Death Benefit Option (for UL policies only)

15.	Transaction Code (not applicable to In force Report)

16.	Case Number

FACULTATIVE SUBMISSIONS:

For Guaranteed Issue:

The Company will provide the Reinsurer with a non-password protected census spreadsheet, in Excel, which will include the group name (name of entity insuring its employees with the Reinsurer under this Agreement), full name of each insured, date of birth/age of each insured, risk amount for each insured, business address for each insured (street address, city, state and zip), statement regarding existing COLI/BOLI coverages on current lives under consideration and a statement regarding concurrent COL1/BOLI solicitations with other carriers and the ultimate total line intended.

NOTIFICATION OF ACCEPTANCE OF FACULTATIVE OFFER: The Company will advise the Reinsurer of its acceptance of the Reinsurer’s underwriting decision pertaining to facultative business by sending written notice to the Reinsurer. The Company shall provide the full details of the facultative new business on the next Policy Detail Report.

ERRORS AND OMISSIONS: Should any items be inadvertently omitted from or entered in error on a reinsurance report, such omissions or errors shall not affect the liability of the Reinsurer in regard to any cession and the mistakes shall be rectified upon discovery. This does not waive any rights outlined in Article IX.

RESERVES:

Quarter End Reserves: The Company shall advise the Reinsurer within 17 working days of the end of each quarter, of the amount of reserves calculated on the reinsurance in force under this Agreement, as of the end of the preceding quarter. Any estimated figures provided should be confirmed by actual reserve figures.

Year End Reserves: By February 15th of each year, the Company’s valuation actuary shall certify the amount of reserves calculated on the reinsurance in force under this Agreement as of December 31st of the preceding year.

YRT Deficiency Reserves: If deficiency reserves are required to be held by the Company on any reinsured policy, the entire amount of any such reserve will be established and held by the Company.

EXHIBIT F

LEAD REINSURER OF UNDERWRITING

Swiss Re Life & Health America, Inc., will be the Lead Reinsurer of the pool with respect to underwriting for Simplified and Guaranteed Issue cases.

The Company may submit any cases that do not qualify for automatic reinsurance to the Lead Reinsurer, except for cases in excess of the concentration of risk limit or with lives in Manhattan, NY. The Lead Reinsurer will promptly examine the case and notify the Company of the terms and conditions of a facultative offer for the pool, or that an offer will not be made. Situations in which the Lead Reinsurer may extend facultative offers for the pool are limited to 1.5 times the normal automatic Guaranteed Issue multiple limits but not to exceed the initial and ultimate limits or concentration limits. If the Lead Reinsurer does not make a facultative offer on behalf of the pool, the Company may request a facultative offer from the other pool reinsurers. The other members of the pool must abide by the underwriting decisions of the Lead Reinsurer.